Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 28, 2004 relating to the financial statements which is incorporated by reference in the Newtek Business Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 21, 2004